Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Significant Increase in Earnings, Margins

And EBITDA for the First Quarter 2015

FOR IMMEDIATE RELEASE

Monday, May 11, 2015

LAKE BARRINGTON, IL, May 11, 2015 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the first quarter of 2015. Highlights include:

•	Net Profit Up Over 500% from $45,000 in the First Quarter 2014 to $285,000 in the First Quarter 2015
•	Earnings Per Share Up from $0.01 in the First Quarter 2014 to $0.09 ($0.08 fully diluted) in the First Quarter 2015
•	Income from Operations Increased 182% from $326,000 in the First Quarter 2014 to $919,000 in the First Quarter 2015
•	EBITDA increased from $922,000 in the First Quarter 2014 to $1,372,000 in the First Quarter 2015
•	Operating Expenses were reduced by 3.2%
•	The Gross Margin Rate Increased from 23.4% in the First Quarter 2014 to 26.6% in the First Quarter 2015

Consolidated net sales for the three months ended March 31, 2015 were $14,975,000 compared to revenues of $14,920,000 for the same period of 2014. Net income for the period was $285,000, or $0.09 per share (basic) and $0.08 per share (diluted), compared to net income of $45,000, or $0.01 per share for the same period in 2014.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the First Quarter 2015 were $1,372,000 compared to EBITDA of $922,000 for the same period of 2014.

John Schwan, Chief Executive Officer, stated: “We are pleased to be able now to convert the growth in sales we have achieved over the past couple of years to profitability, as we increase gross margins and control operating expenses.”

Key Factors and Trends

Gross margin rates improved substantially in the First Quarter this year, rising to 26.6% compared to 23.4% for the First Quarter last year. On revenues essentially equal to the First Quarter last year, we generated gross profits of $3,988,000 in the First Quarter this year compared to $3,497,000 in the First Quarter last year. These increases are attributable to (i) increased sales of higher margin products, particularly in the vacuum sealing line, (ii) an increase in the gross margin rates of our Mexico subsidiary, Flexo Universal and (iii) generally higher gross margin rates of a direct sales company marketing household container products which has been consolidated as a variable interest entity.

Net sales of our vacuum sealing line of products remained strong, increasing from $2,781,000 in the First Quarter 2014 to $2,810,000 in the First Quarter this year. Sales of foil and latex balloons were down slightly compared to the First Quarter last year, but remain strong at $9,414,000 for the First Quarter.

Revenues from the sale of our newer lines of products – Candy Blossoms and Candyloons, and household container products – increased to almost $2 million in the quarter compared to $1,139,000 in the First Quarter last year.

Operating expenses declined by $102,000 in the First Quarter this year compared to the same period last year.

Total net interest expense for the First Quarter rose to $403,000 compared to $301,000 in the First Quarter last year.

Non-GAAP Measures

To provide additional information regarding the Company’s results, we have disclosed in this press release EBITDA (Earnings Before Interest Taxes Depreciation and Amortization). The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company’s operating results. However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stanley Brown, 847-620-1330

sbrown@ctiindustries.com

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2015	*December 31, 2014

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $36,000 and $14,000, respectively)	$210,915	$150,332
Accounts receivable, net	10,856,049	11,286,797
Inventories, net (VIE $738,000 and $699,000, respectively)	17,988,105	17,755,300
Other current assets (VIE $66,000 and $68,000, respectively)	2,720,607	3,281,497
Total current assets	31,775,676	32,473,926

Property, plant and equipment, net (VIE $530,000 and $557,000, respectively)	7,314,247	7,755,527
Other assets (VIE $440,000 and $440,000, respectively)	2,758,642	2,817,457

Total Assets	$41,848,565	$43,046,910

Liabilities & Equity
Total current liabilities (VIE $824,000 and $742,000, respectively)	$19,809,696	$20,929,377
Long term debt, less current maturities (VIE $292,000 and $322,000, respectively)	9,277,007	9,310,164
CTI Industries Corporation stockholders' equity	12,609,461	12,880,171
Noncontrolling interest	152,401	(72,802)

Total Liabilities & Equity	$41,848,565	$43,046,910

Condensed Consolidated Statements of Operations
	Three Months Ended March 31
	2015	2014
	(Unaudited)	(Unaudited)

Net sales	$14,975,329	$14,920,330
Cost of sales	10,986,933	11,422,921

Gross profit	3,988,396	3,497,409

Operating expenses	3,069,187	3,171,459

Income from operations.	919,209	325,950

Other (expense) income:
Net Interest expense	(403,354)	(301,487)
Other	(4,012)	(5,179)

Income before income taxes	511,843	19,284

Income tax expense (benefit)	173,062	(2,177)

Net Income	338,781	21,461

Less: Net income (loss) attributable to noncontrolling interest	54,166	(23,962)

Net income attributable to CTI Industries Corporation	$284,615	$45,423

Income applicable to common shares	$284,615	$45,423

Other Comprehensive Loss
Foreign currency adjustment	(384,142)	(188,092)
Comprehensive loss	$(99,527)	$(142,669)

Basic income per common share	$0.09	$0.01

Diluted income per common share	$0.08	$0.01

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,301,116	3,249,268

Diluted	3,448,689	3,413,800

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

	Three Months Ended
	March 31,
	2015	2014
Reconciliation from Net Income to EBITDA
Net Income	$284,615	$45,423

Depreciation and amortization	505,886	572,143
Interest expense	408,889	307,023
Income taxes	173,062	(2,177)

Total net adjustments	1,087,837	876,989

EBITDA	$1,372,452	$922,412